Exhibit 99.1

CLP Towne, Inc. Consolidated Financial Report 12.31.2013

Contents

Independent Auditor's Report	1-2

Financial Statements

Consolidated balance sheet	3
Consolidated statement of income	4
Consolidated statement of stockholders’ equity	5
Consolidated statement of cash flows	6
Notes to consolidated financial statements	7-20

Independent Auditor’s Report

The Board of Directors and Stockholders
Charter Towne, Inc.
South Bend, Indiana

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Charter Towne, Inc., which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statement of income, changes in stockholders’ equity and cash flows for the year then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Town, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Elkhart, Indiana
April 25, 2014

CLP Towne, Inc.

Consolidated Balance Sheets
December 31, 2013

ASSETS

Current Assets
Cash	$ 8,278
Trade receivables	29,849,761
Income tax receivable	187,036
Prepaid expenses and other current assets	3,333,524

Total current assets	33,378,599

Leasehold Improvements and Equipment, net	9,014,908

Other Intangible Assets, net	19,292,150

Other Assets	1,248,604

$ 62,934,261
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Book overdraft	$ 961,468
Note payable	1,000,000
Current maturities of long-term debt	706,945
Accounts payable	17,646,431
Accrued salaries, wages and related liabilities	1,661,427
Accrued interest	934,723
Other accrued liabilities	10,986,354

Total current liabilities	33,897,348

Long-Term Debt	53,253,191

Deferred Taxes	3,840,040

Total liabilities	90,990,579

Commitments and Contingencies

Stockholders' Equity (Deficit)
Common stock, $0.01 par value, 6,000,000 shares
authorized; 4,561,474 shares issued and outstanding	45,615
Additional paid-in capital	76,297,497
Retained (deficit)	(104,399,430)
(28,056,318)

$ 62,934,261

See Notes to Consolidated Financial Statements.

Charter Towne, Inc.

Consolidated Statements of Income
Years Ended December 31, 2013

Net revenues	$ 264,726,914

Direct expenses	252,050,078

Gross profit	12,676,836

Operating expenses:
Selling, general, and administrative expenses	32,420,801
Software abandonment	8,659,992
41,080,793

Operating (loss)	(28,403,957)

Interest expense	5,055,838

(Loss) before income taxes	(33,459,795)

Income taxes	(219,473)

Net (loss)	$ (33,240,322)

See Notes to Consolidated Financial Statements.

CLP Towne, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)
Year Ended December 31, 2013

					Additional
	Common Stock		Preferred Stock		Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balance, December 31, 2012	220,374	$ 2,204	18,120	$ 181	$ 68,099,463	$ (71,159,108)	$ (3,057,260)
Stock option expense	—	—	—	—	164,264	—	164,264
Exchange of warrants for
common stock	7,700	77	—	—	76,923	—	77,000
Exchange of Series A preferred
stock for common stock	3,533,400	35,334	(18,120)	(181)	(35,153)	—	—
Issuance of common stock and
warrants at $10 per share on
July 19, 2013	800,000	8,000	—	—	7,992,000	—	8,000,000
Net loss	—	—	—	—	—	(33,240,322)	(33,240,322)
Balance, December 31, 2013	4,561,474	$ 45,615	—	—	$ 76,297,497	$(104,399,430)	$ (28,056,318)

See Notes to Consolidated Financial Statements.

CLP Towne, Inc.
Consolidated Statements Of Cash Flows
Years Ended December 31, 2013

Cash Flows From Operating Activities
Net (loss)	$ (33,240,322)
Adjustments to reconcile net (loss) to net
cash provided by operating activities:
Depreciation and amortization of equipment and improvements	3,622,409
Amortization of intangibles	5,641,089
Amortization of unfavorable lease obligations	(104,698)
Amortization of deferred financing fees	341,267
Stock based compensation	164,264
Abandonment of software	8,659,992
Paid-in-kind interest	1,673,946
Gain on sale of assets	(118,380)
Deferred income taxes	(239,000)
Change in assets and liabilities:
Decrease (increase) in:
Trade receivables	10,791,065
Prepaid expenses other assets	1,996,580
Income tax receivable	(2,714)
Increase in:
Accounts payable and other accrued liabilities	2,150,178
Net cash provided by operating activities	1,335,676

Cash Flows From Investing Activities
Proceeds from sale of assets	144,600
Purchase of equipment and improvements	(3,026,169)
Net cash (used in) investing activities	(2,881,569)

Cash Flows From Financing Activities
Payments on long-term borrowings	(6,378,982)
Issuance of common stock and warrants	8,000,000
Debt issuance costs	(75,000)
Net cash provided by financing activities	1,546,018
Increase in cash	125

Cash, beginning	8,153

Cash, ending	$ 8,278

Supplemental cash flow information:
Interest paid	$ 3,245,575

Exchange of warrants for common stock	$ 77,000

Equipment acquired under capital lease	$ 585,870

Income taxes, net of refunds	$ 72,521

See Notes to Consolidated Financial Statements.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Note 1.	Description of Business and Significant Accounting Policies

Charter Towne, Inc. (the “Company”) and its wholly owned subsidiaries are full-service providers of air cargo ground services. The Company provides less-than-truckload common carriage, ground expediting, and ground transportation management. The Company provides its transportation services through a network of terminals located throughout the United States. The Company also offers in-home delivery and installation services.

On July 19, 2013, holders of the Company’s Series A preferred stock entered into an agreement with the Company’s common stockholder’s resulting in the common stockholders relinquishing their controlling interest in the Company. The transaction was effected by the Securities Purchase and Exchange Agreement (the “SPEA”) dated as of July 19, 2013. The SPEA contained an agreement to sell and issue 800,000 shares of common stock and warrants to purchase 268,322 of common stock for $8 million and to authorize and issue 3,533,400 shares of common stock in exchange for all the issued and outstanding redeemable Series A preferred stock of the Company. In conjunction with the SPEA, each share of the Company’s common stock was converted into and became 0.0391 shares of common stock reflecting a 1 for 25.57 reverse stock split (the “Stock Split”) of the common stock outstanding immediately prior to the effective date of the SPEA. As of July 19, 2013, a total of 4,561,474 shares of common stock are outstanding. Further, the Company issued an additional 268,329 warrants (the Warrants) for the purchase of shares of the Company’s common stock. Together with the SPEA and Stock Split, the Company amended its credit agreements (see Note 4).

In preparing its consolidated financial statements, the Company evaluated subsequent events through April 25, 2014, the date the Company’s consolidated financial statements were available for issuance.

Principles of consolidation:

The consolidated financial statements include the accounts of Charter Towne, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of estimates:

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition:

Revenue and related costs from the Company’s primary trucking operations are recognized as of the date freight is delivered. Revenue and related costs from the Company’s brokerage operations are recognized when freight is picked up. Revenue and related costs from the Company’s in-home delivery operations are recognized when the appliances are delivered and installed.

The transportation rates the Company charges its customers consist of base transportation rates and fuel surcharge rates. Fuel surcharges included in net revenues for the year ended December 31, 2013 were approximately $47.0 million.

Concentrations of risk:

The Company offers a multitude of delivery services to a diverse customer base. On an ongoing basis, the Company performs credit evaluations of its customers and generally does not require collateral. In addition, management believes the Company has no significant supplier, product line, credit risk, or other concentrations that could expose the Company to adverse, near-term, severe financial impact, with the exception of the Company’s largest customer, from whom the Company generated 13% ($28.4 million) of revenue in 2013.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Allowance for doubtful accounts:

The Company does not receive collateral from its customers. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances in which management is aware of a specific customer’s inability to meet its financial obligations to the Company (for example, bankruptcy filings, accounts turned over for collection, or litigation), the Company records a specific reserve for these bad debts against amounts due to reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes reserves for these bad debts based on the length of time the receivables are past due. Trade receivables in the accompanying consolidated balance sheet at December 31, 2013 are stated net of an allowance for doubtful accounts of approximately $742,000. Accounts are written off after all practical means of collection, including legal action, have been exhausted.

The Company’s allowance for doubtful accounts also includes anticipated revenue adjustments from billing rate changes that are not captured upon shipment initiation and billing.

Leasehold improvements and equipment:

Leasehold improvements and equipment are recorded at cost. Depreciation of equipment is provided by the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the improvements. Significant improvements and betterments are capitalized; maintenance and repairs are expensed as incurred.

Indefinite-lived intangible asset:

The Company accounts for indefinite-lived intangible assets under the provisions of Accounting Standards Codification (ASC) 350-20, “Intangibles - Goodwill and Other - Goodwill”. ASC 350-20 requires the Company to evaluate the carrying value of indefinite-lived intangible assets for potential impairment on an annual basis. The Company’s trade name is an indefinite-lived intangible asset.

No impairment on the Company’s trade name asset was recognized during this period.

Impairment of long-lived tangible and definite-lived intangible assets:

The Company periodically considers whether indicators of impairment of long-lived tangible and definite-lived intangible assets are present. When indicators of impairment are present, the Company determines whether the sum of the estimated future undiscounted cash flows attributable to the assets in question is less than their carrying value. If less, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their respective fair values. The Company determined there was no impairment of long-lived tangible assets during this period.

Self-insurance loss reserves:

Given the nature of the Company’s operating environment, the Company is subject to general liability, vehicle liability, and workers’ compensation claims. Under an agreement with its insurance underwriters, the Company acts as a self-insurer for auto liability and workers’ compensation but has obtained insurance coverage for catastrophic losses, as well as those risks required to be insured by law. The Company is liable for the first $100,000 of claim costs per incident under its general liability, vehicle liability, and workers’ compensation policies. The Company accrues for the uninsured portion of pending claims, both known and incurred but not reported. These accruals are provided based on management’s evaluation of the nature and severity of claims, after taking into consideration third-party evaluations, the Company’s historical claims experience, and loss developments. The most significant assumptions used in the estimation process include determining the trend in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior year claims, changes in the timing of the reporting of losses from the loss date to the notification date, and expected costs to settle unpaid claims. Management also monitors the reasonableness of the judgments made in the prior year’s estimation process and adjusts current year assumptions based on this analysis. Such adjustments have not been material. Claims reserves of approximately $2,618,000 have been accrued at December 31, 2013, which are included in other accrued liabilities.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Income taxes:

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s consolidated financial statements. Income taxes are recognized during the year in which the underlying transactions are reflected in the consolidated statement of income. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and amounts recorded for tax purposes. After determining the total amount of deferred tax assets, the Company determines whether it is more likely than not that some portion of the deferred tax assets will not be realized. If the Company determines that a deferred tax asset is not likely to be realized, a valuation allowance is established against that asset to record it at its expected realizable value.

The Company has not recorded a reserve for any tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company files tax returns in all appropriate jurisdictions, which includes a U.S. federal tax return and various states. The company is not subject to tax examinations by the U.S. federal, state, or local tax authorities for years before 2010. There are no unrecognized tax benefits as of December 31, 2013.

Fair value measurements:

The Company uses a framework for measuring fair value of all financial instruments that are being measured and reported on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally non observable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1
Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3
Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

There have been no changes in methodologies used at December 31, 2013.

Fair value of financial instruments:

The Company's financial instruments not required to be adjusted to fair value on a recurring basis consist principally of cash, receivables, long-term debt and accounts payable. The Company believes cash, receivables and accounts payable are recorded at amounts that approximate their current market values based on their short-term nature. The fair value of the long-term debt instruments approximates their carrying value based on the current market rates and debt instruments of similar risk.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Stock-based compensation:

The Company recognizes compensation cost for all equity awards based on the grant date fair value estimated in accordance with the provisions of ASC 718-10, “Compensation - Stock Compensation”, on a straight-line attribution method.

Independent contractors:

The Company contracts with independent contractor owners of transportation equipment under the terms of short-term agreements. These agreements contain consecutive automatic renewal periods and are cancelable by either party. The agreements provide the Company with exclusive use of the independent contractor’s equipment and services, for which the Company compensates the independent contractor generally on a per mile and load basis, subject to certain escalation clauses as defined in the agreements. The Company evaluates whether its arrangements with independent contractors contain a lease at the inception of each arrangement and conducts a reassessment when the contract is modified or when other changes are made. Costs under these arrangements are expensed as incurred as purchased transportation and are recorded within direct expenses in the consolidated statement of income.

Lease guarantees:

The Company provides limited guarantees to third-party leasing companies with respect to leases entered into by independent contractors engaged by the Company. Upon a default by the independent contractor, the Company at its option may buy out the lease at a substantial discount or is provided a “reseating period”. The reseating period allows a definitive period for the leasing company to re-lease the same vehicle. Until the truck is reseated, the Company is generally obligated for expenses and lease payments due the leasing company. At December 31, 2013, the aggregate lease payments due under agreements with limited guarantees was approximately $259,000 while the fair value of the guarantee was not material.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Note 2.	Intangible Assets

Intangible assets at December 31, 2013 are as follows:

		Estimated Useful Life

Customer relationships	$ 49,166,600	5 – 11 years
Trade name	9,600,100	Indefinite life
Non-compete agreements	3,723,700	5 years
Information technology systems	933,000	5 years
	63,423,400
Less accumulated amortization	44,131,250
Intangible assets, net	$ 19,292,150

Total amortization expense from definite-lived intangibles for the year ended December 31, 2013 was approximately $5,641,000.
The following table presents the Company’s estimate of amortization expense for each of the three succeeding fiscal years for definite-lived intangibles as of December 31, 2013:

2014	$ 4,341,984
2015	3,631,795
2016	1,718,271
$ 9,692,050

The Company performed an impairment evaluation of its trade name intangible asset as of December 31, 2013. The Company estimated the fair value of trade name intangible assets using a relief from royalty method. The relief from royalty method is based on a discounted cash flow analysis and calculates the fair value of the trade name intangible assets by estimating the after-tax cash flows attributable to it and then discounting the after-tax cash flows to a present value, using a weighted average cost of capital of 17%. Based on the analysis, it was determined that the fair value of the trade name intangible assets exceeded the carrying value.

The Company’s estimates assume that revenues will steadily grow into the foreseeable future. There can be no assurance that the Company’s estimates and assumptions will prove to be accurate predictions of the future. If the Company’s assumptions regarding business plans, competitive environments or anticipated operating results are not correct, the Company may be required to record impairment charges in future periods.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Note 3.	Equipment and Improvements

Equipment and improvements, at cost, and the related accumulated depreciation and amortization as of December 31, 2013 are as follows:

Revenue equipment	$ 8,583,195
Other equipment	7,931,143
Leasehold improvements	6,559,210
23,073,548
Less accumulated depreciation	14,058,640
$ 9,014,908

The cost of equipment capitalized under capital lease obligations, included in revenue equipment, and the related accumulated amortization was $2,118,546 and $677,152 respectively.
In response to the ownership change in July 2013, the Company evaluated its ongoing software conversion project. Based on the current performance of the software relative to the investment, the belief that migrating any additional business to the software would jeopardize the company, and the current difficult business conditions; additional funding for the project has ceased. The company therefore recorded an abandonment charge of approximately $8,660,000 and is in the process of exploring alternative solutions.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Note 4.	Debt

The following is a summary of long-term debt and capital lease obligations as of December 31, 2013:

Revolver loan payable to Ally Commercial Finance LLC f/k/a GMAC Commercial Finance LLC, as amended, interest payable monthly (effective weighted-average interest rate of 7.04%), additional available borrowings of $3,304,456, matures May 22, 2016

$ 15,400,000

Term Loan B payable to Ally Commercial Finance LLC f/k/a GMAC Commercial Finance LLC, as amended, interest payable monthly (effective weighted-average interest rate of 6.7%) matures May 22, 2016

19,920,600

Senior Subordinated Notes issued to OCM Mezzanine Fund II, L.P. (a related party), as amended, will bear interest calculated on a 360-day basis and payable quarterly in arrears, at an annual rate of 13.00% through April 30, 2014, and 11.00% from May 1, 2014, to maturity. Interest through April 30, 2014, will be added to the principal amount of the Notes, and interest thereafter will be payable in cash on a quarterly basis, matures November 22, 2016.

14,395,780

Subordinated Note to former owner of Texas L&A (a related party), interest payable in cash monthly (annual interest rate of 10%), matures August 12, 2016

1,440,000

Subordinated Notes to former owner of Texas L&A (a related party), interest payable semiannually (annual interest rate of 10%) and, at the option of the Company, accrued and unpaid interest may be added to the principal amount of the notes, matures August 12, 2016

1,585,652

Capital lease obligations (various interest rates and maturities)
1,218,104
53,960,136
Less current maturities	706,945
$ 53,253,191

Aggregate maturities of long-term debt for the years ended December 31, 2015 through 2018 and thereafter as adjusted for subsequent refinancing are as follows:

2015	$ 2,595,731
2016	50,568,413
2017	42,787
2018	46,260
$ 53,253,191

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Revolver and Term Loan B:

Towne Air Freight, Inc., a wholly owned subsidiary (the “Borrower”); Ally Commercial Finance LLC f/k/a GMAC Commercial Finance LLC (“Ally”), as Agent and Lender; and Fifth Third Bank (“Chicago”), as Loan Party, entered into a Loan and Security Agreement (the “LSA”) to provide working capital and funds for other general corporate purposes. The LSA, as amended on June 19, 2013, provides for credit facilities, which consist of a $28.0 million revolving credit facility (the “Revolver”), with a $5.0 million sub-limit for standby and commercial letters of credit; and a $22.1 million term loan B (the “Term Loan B”). Borrowings under the Revolver are subject to a borrowing base that is based on eligible receivables, as defined. The LSA has a maturity date, with respect to the Revolver and the Term Loan B, of May 22, 2016. At the Borrower’s option, the Revolver and the Term Loan B bear interest at the following rates: (i) Revolver - LIBOR plus 5.0% or the Board of Governors of the Federal Reserve System Bank Prime Loan rate (Prime) plus 5.0% calculated on a 360-day basis and payable monthly in arrears, (ii) Term Loan B - LIBOR plus 5.0% or Prime plus 5.0% calculated on a 360-day basis and payable monthly in arrears. The LSA defines LIBOR as the higher of 1.5% or the actual LIBOR rate per annum. In addition, there is a .50% fee payable monthly in arrears on the average daily unused amount of the Revolver.

The Borrower’s obligations under the LSA are secured by a security interest in and lien upon all of the Borrower’s real and personal property. Additionally, the Company and each of its subsidiaries (collectively, the “Guarantors”) guarantee the obligations of the Borrower and have granted to Ally a security interest in and lien upon all of the real and personal property of the Guarantors.

The LSA contains, among other provisions, certain restrictive covenants, including minimum EBITDA, a maximum total leverage ratio, a maximum senior leverage ratio, a limit on capital expenditures, and a minimum fixed-charge coverage ratio. Subsequent to December 31, 2012, the Company was not in compliance with certain additional covenants and pursuant to Amendment No. 10 to the LSA date July 19, 2013, the creditors agreed to waive the violations, modify the restrictive covenants and extend the maturity for the repayment of the loans. The amended LSA stipulates, among other things, the Company attain a monthly minimum liquidity amount, limit capital expenditures, and attain a minimum fixed-charge coverage ratio. The Company is required to comply with the minimum liquidity covenant each fiscal month, the capital expenditures covenant beginning October 31, 2013, and the fixed charge coverage ratio beginning October 31, 2014, and measured on a trailing four-quarter basis thereafter.

The LSA allows the Borrower to make voluntary prepayments at any time so long as the balance outstanding under the LSA obligations is not less than $5,000,000. The LSA includes provisions for additional principal payments based on excess cash flow whereby the Company is required to make a mandatory principal payment equal to 50% of excess cash flow, as defined. The Company does not anticipate making additional principal payments during fiscal year 2014.

The Company was contingently liable for outstanding letters of credit of $3,934,332 at December 31, 2013, primarily in connection with high-deductible insurance plans.

Senior subordinated notes:

The Company issued to OCM Mezzanine Fund II, L.P. (“OCM”, a related party) senior subordinated notes (the “Notes”) in an aggregate principal amount of $17,500,000. On July 19, 2013, contemporaneous with the execution of Amendment No. 10 to the LSA, OCM and the Company executed Amendment No. 15 to the Notes. Pursuant to the amendment, the maturity date of the Notes was extended to November 22, 2016. Additionally, the Notes will bear interest calculated on a 360-day basis and payable quarterly in arrears, at an annual rate of 13.00% through April 30, 2014, and 11.00% from May 1, 2014, to maturity. Interest through April 30, 2014, will be added to the principal amount of the Notes, and interest thereafter will be payable in cash on a quarterly basis.

The Notes, as amended, are due on November 22, 2016. Prior to maturity, the Company has the right to redeem the Notes by payment of the principal amount of the Notes. Any prepayment must be in a minimum amount of $2,000,000 with minimum increments of $250,000 thereof plus a premium equal to the applicable percentage multiplied by the principal amount to be redeemed in the prepayment year, determined as follows: (i) 1.0% premium for the 12-month period ended December 31, 2011, or (ii) 0.0% premium for the 12-month period ended December 21, 2012 and thereafter.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

On March 24, 2014, the Company executed Amendment No. 16 to the Notes. Pursuant to the amendment, the Notes will bear interest calculated on a 360-day basis and payable quarterly in arrears, at an annual rate of 13.0% through December 31, 2014. This interest will be added to the principal amount of the Notes. Interest from January 1, 2015, thereafter, will accrue at a rate 11% per annum, which amount shall be payable in cash quarterly in arrears on each Quarterly Payment date. At the option of the Company, the amount payable on March 31, 2015 may be payable at the rate of (i)13.0% per annum with respect to 50% of the unpaid principal amount of the Notes, which amount shall be added to the principal amount of the Notes on such quarterly payment date and (ii) 11.0% per annum with respect to 50% of the unpaid principal amount of the Notes, which amount shall be payable in cash quarterly in arrears on such quarterly payment date.

The Notes contain, among other provisions, certain restrictive covenants, including minimum EBITDA, a maximum total leverage ratio, a maximum senior leverage ratio, a limit on capital expenditures, and a minimum fixed-charge coverage ratio.

The Company and each of its subsidiaries each unconditionally guarantee, as primary obligor, the payment of principal, interest, and premium, if any, on the Notes when due.

In accordance with a subordination agreement dated November 22, 2005, the Notes are subordinated in right of payment to the prior payment of the obligations of the LSA defined previously.

Subordinated notes:

Texas L&A Notes

The Company issued nonnegotiable subordinated notes (the Texas L&A Notes) to the former owner of Texas Land & Air, Inc. (“Texas L&A”, a related party), acquired by the Company in 2008, in the aggregate original principal amount of $2,525,000 with a maturity date of August 12, 2016.

The Texas L&A Notes are divided into two tranches. A Texas L&A Note of $1,440,000 bears interest, calculated on a 360-day basis and payable semiannually in arrears, at an annual rate of 10%, payable in cash. Texas L&A Notes originally totaling $1,085,000 bear interest, calculated on a 360-day basis and payable semiannually in arrears, at an annual rate of 10%, all of which may be added to the principal amount of the Texas L&A Notes. During the year ended December 31, 2013, $147,419, were added to the principal amount of the Texas L&A Notes.

The Company has guaranteed, as primary obligor, the payment of principal, interest, and premium, if any, on the Texas L&A Notes when due.

HBI Seller Note

The Company issued a nonnegotiable subordinated note (the “HBI Seller Note”) to the former owner of HBI (a related party) in the aggregate original principal amount of $1,500,000.

In accordance with the provisions of the HBI Seller Note, in the event that a target operating income for the in-home delivery business is not achieved, the principal amount shall be reduced by $500,000 with each such reduction to be deemed effective as of the date hereof and any interest accrued on such reduced principal shall be deemed null and void. The target was met for the November 16, 2011 and the November 16, 2012 measurement dates. The HBI Seller Note also incorporates the purchase-related indemnity obligations of the holder.

The HBI Seller Note bears interest at a rate of 12% per annum, compounded annually, and will accrue on the outstanding principal amount of the note (after giving effect to any principal reductions as described above).

As of December 31, 2013, $1,000,000 of the original HBI Seller Note was past due. The Note was not paid to fully comply with the subordination clause. Interest continues to accrue at a rate of 12% per annum.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Note 5.	Benefit Plan

The Company has a profit-sharing plan for substantially all eligible employees. Contributions are discretionary and determined annually. The contributions under this plan for the year ended December 31, 2013 was approximately $77,000

Note 6.	Income Taxes

Components of income tax (benefit) expense for the year ended December 31, 2013 are as follows:

Current:
Federal	$ (46,473)
State	66,000
19,527
Deferred:
Federal	(203,150)
State	(35,850)
(239,000)
$ (219,473)
Total:
Federal	$ (249,623)
State	30,150
$ (219,473)

Deferred tax assets and deferred tax liabilities as of December 31, 2013 are as follows:

Deferred tax assets:
Accruals and liabilities	$ 2,351,000
Equipment and improvements	2,232,000
Net operating loss carryforwards	10,205,000
Other intangibles	1,901,040
Share-based compensation	307,000
AMT credits	80,000
17,076,040

Deferred tax liabilities:
Tradename	$ (3,840,040)
Prepaids	(299,000)
(4,139,040)
Less valuation reserve	(16,777,040)
(20,916,080)

Net deferred taxes	$ (3,840,040)

The Company has state and federal net operating loss carryforwards (the “NOL”) of approximately $25,514,000, which begin to expire in 2025.

As of December 31, 2013, management has determined that it is more likely than not that the tax benefit of the Company’s deferred tax assets may not be realized in the future; therefore, a valuation reserve has been recorded.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Note 7.	Stock Option Plan

The Company has an equity compensation plan, which reserves shares of common stock for the issuance to executives, key employees, directors, and others. In 2013, the company modified its plan.

The modified 2013 plan consists of time-vesting options that vest and are recognized on a straight-line basis over a seven-year period. The Company’s 2005 plan consists of both time-vesting and performance-based options. Time-vesting options from the 2005 plan vest and are recognized on a straight-line basis over a five-year period. The stock options under both plans expire ten years from the date of grant. Performance-based options from the 2005 plan are eligible for exercise on the date the Company’s partnership fund receives internal rate of return or multiple of investment targets upon sale of its common stock of the Company as outlined in plan documents. All stock options have an exercise price of no less than 100% of fair market value of a share of common stock at the time of grant.

The following is a summary of changes in the number of stock options outstanding:

Balance at beginning of year	25,738
Granted	368,674
Exercised	0
Cancelled	(11,193)
Expired	0
Balance at end of year	383,219

There were 9,798 options exercisable at December 31, 2013. There were 170,384 stock options available for grant at December 31, 2013. All options have an exercise price of $10 per option.

The value of the Company’s fiscal 2013 stock-based awards under ASC 718-10 was estimated using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions: expected life of 6.5 years, risk-free interest rate of 1.95%, volatility rate of approximately 30%, and dividend rate of 0%. The expected life of 6.5 years is based on management’s expectation that, on average, stock options will be exercised upon becoming fully vested. The Company has not declared dividends on common stock and does not expect to do so in the foreseeable future. Stock-based compensation expense recognized for the year ended December 31, 2013 was approximately $164,000. As of December 31, 2013, total compensation costs related to nonvested awards not yet recognized was approximately $948,000, which will be recognized over each of the next five fiscal years.

Note 8.	Preferred Stock and Common Stock Warrants

On November 16, 2010 (the Closing Date), the Company issued no par Series A preferred stock (the “Preferred Shares”). In addition, the Company issued 7,700 warrants (the “Warrants”) for the purchase of shares of the Company’s common stock at an exercise price of $0.01 per share. Net proceeds from the issuance totaled approximately $16,670,000 and were used to fund an acquisition, including transaction costs and to repay outstanding indebtedness.

As discussed in Note 1, on July 19, 2013 the SPEA authorized and issued 3,533,400 shares of common stock in exchange for all of the issued and outstanding redeemable Series A preferred stock of the Company. In addition, the Company issued 7,700 warrants for the purchase of shares of the Company’s common stock. Thus, all preferred stock and existing warrants outstanding as of the date of the transaction were fully converted to common stock and none remained outstanding as of July 19, 2013. The fair value of the warrants at the date of the transaction was $77,000 valued in light of the related stock transaction and was reclassified from debt to additional paid in capital as of the date of the transaction.

Warrants were issued on July 19, 2013 in connection with the SPEA for the purchase of 268,322 shares of the Company’s common stock in connection with the issuance of common stock as outlined in Note 1. The warrants have an initial exercise price of $15 per share subject to certain anti-dilution and other adjustments

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

Note 9.	Commitments and Contingencies

Operating lease commitments:

The Company has various operating leases for real property expiring through January 2021. Generally, the leases require the Company to pay property taxes, insurance, and maintenance on the leased property. The Company also leases equipment under various operating leases (including contracts with independent contractors accounted for as leases) through December 2019. Future minimum rental payments under these operating lease agreements are approximately as follows:

	Real	Equipment
	Property	Leases	Total

2014	$ 10,949,000	$ 1,943,000	$ 12,892,000
2015	9,966,000	1,410,000	11,376,000
2016	9,152,000	1,152,000	10,304,000
2017	8,284,000	646,000	8,930,000
2018	6,694,000	646,000	7,340,000
Thereafter	7,197,000	264,000	7,461,000
	$ 52,242,000	$ 6,061,000	$ 58,303,000

Rent expense for real property leases for the year ended December 31, 2013 aggregated approximately $12,332,000, of which approximately $59,000 were paid to related parties.

Rent expense for equipment leases aggregated approximately $7,705,000 for the year ended December 31, 2013.

In connection with the purchase of the Company, by Charterhouse, in November 2005, the Company recognized an unfavorable lease obligation related to real property leases of approximately $1.7 million, which is being recognized as a reduction of rent expense over the respective lives of the leases of four to eight years. Rent expense for real property leases was reduced for the year ended December 31, 2013 by approximately $128,000.

Litigation:

From time to time, the Company is a party to litigation arising in the normal course of its business, most of which involves claims for personal injury, property damage related to the transportation and handling of freight, or workers’ compensation. The Company does not believe that any of these pending actions, individually or in the aggregate, will have a materially adverse effect on its business, financial position, or results of operations.

Note 10.	Related-Party Transactions

Upon the request of Centre Lane Partners, LLC (“Centre Lane”), the majority owner of the Company, the Company is contractually obligated to pay a management fee to Centre Lane equal to the greater of $300,000 or 2% of the Company’s EBITDA, as outlined in the stockholders’ agreement. At year end, there was $75,000 of fees accrued.

OCM Mezzanine Fund II (“OCM”) has an equity interest in the Company. On November 22, 2005, the Company issued to OCM senior subordinated notes in an aggregate principal amount of $17,500,000. Interest expense for the years ended December 31, 2013, related to this obligation was approximately $1,918,000 of which approximately $156,000 was accrued at December 31, 2013, and approximately $1,526,000 was added to principal. On June 22, 2012, Term B borrowings were increased to fund the pay down of OCM Mezzanine Fund II $9,500,000 million.

On August 12, 2009, the Company issued to the former owner of Texas L&A an equity interest in the Company in the form of notes aggregating $2,525,000. Interest expense related to this obligation totaled approximately $296,000 for the year ended December 31, 2013, of which approximately $76,000 was added to the principal.

Charter Towne, Inc.
See Notes To Consolidated Financial Statement

On November 16, 2010, the Company issued to the former owner of HBI, an equity interest in the Company in the form of a nonnegotiable subordinated note in the amount of $1,500,000. Interest expense related to this obligation totaled approximately $122,000 for the year ended December 31, 2013.

Note 11.	Subsequent Events

The Company amended the LSA and the Notes on March 24, 2014. The amendment allowed for modifications of certain restrictive covenants.

Additionally, the LSA, as amended, issued Unsecured Subordinated (2014) Notes in the amount of $4,000,000. The Notes contain a convertible feature which preferred stock shall have a par value of $10.0 per share, with 400,000 shares of preferred stock issued. Liquidation preference shall be (a) 5 times $10.0 per share if the preferred stock is redeemed within 12 months of issuance, (b) 7 times $10.0 per share if the preferred stock is redeemed 12 and 24 months of issuance and (c) 8.5 times $10.0 per share if the preferred stock is redeemed between 24 and 33 months of issuance.